Exhibit 99.1

NEWS RELEASE

Investor Relations 301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals’ Stockholders Approve NicVAX Option and License Agreement

Rockville, MD, March 2, 2010 – Nabi Biopharmaceuticals (Nasdaq: NABI) (the “Company”) announced that, at today’s Special Meeting of Stockholders, its stockholders voted overwhelmingly to approve the exclusive option and license agreement for NicVAX® (Nicotine Conjugate Vaccine) with GlaxoSmithKline Biologicals S.A., dated as of November 13, 2009, and the transactions contemplated thereby.

More than 73 percent of the outstanding shares of the Company’s common stock were voted in favor of the transaction. Of the shares that were voted, more than 99% were voted in favor of the transaction.

“We are pleased and gratified by the strong support we have received from our stockholders,” said Dr. Raafat Fahim, President and Chief Executive Officer of Nabi Biopharmaceuticals. “We thank them for their approval of this agreement.”

The Company expects to successfully meet the remaining closing requirements under the exclusive option and license agreement, including a mutual agreement between Nabi and GSK on an initial NicVAX development plan, and close the agreement by the end of the first quarter.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the areas of nicotine addiction and gram-positive bacterial infections. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit www.nabi.com

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, and alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to: complete the remaining PentaStaph sale milestones; initiate and conduct clinical trials and studies; raise sufficient new capital resources to fully develop and commercialize our products in development; attract, retain and motivate key employees; collect further milestone and royalty payments under the PhosLo Agreement; obtain regulatory approval for our products in the U.S. or other markets; successfully contract with third party manufacturers for the manufacture and supply of NicVAX; consummate the closing under the NicVAX exclusive option and license agreement and complete the NicVAX regulatory, development and sales milestones thereunder; and comply with reporting and payment obligations under government rebate and pricing programs. Some of these factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008 filed with the Securities and Exchange Commission.

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